Exhibit 4.2

[FORM OF 5.796% SUBORDINATED CALLABLE

FIXED-TO-FLOATING RATE NOTES DUE 2046]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERENCED AND REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THIS SECURITY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE. TRANSFER OF A PORTION OF THIS SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE. IN THE EVENT THAT THIS GLOBAL SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, ALL SUCH INDIVIDUAL SECURITIES IN THE FORM OF DEFINITIVE CERTIFICATES SHALL CONTAIN THE BELOW LEGEND WITH RESPECT TO JAPANESE TAXATION.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO SUMITOMO MITSUI FINANCIAL GROUP, INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

INTEREST PAYMENTS ON THIS SECURITY WILL GENERALLY BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE ISSUER AS DESCRIBED IN ARTICLE 6, PARAGRAPH (4) OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE ISSUER”), (II) A JAPANESE FINANCIAL INSTITUTION DESIGNATED IN ARTICLE 6, PARAGRAPH (11) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH (6) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION (EXCEPT AS DESCRIBED IN THE PRECEDING PARAGRAPH), OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE ISSUER WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% (15% ON OR AFTER JANUARY 1, 2038) OF THE AMOUNT OF SUCH INTEREST.

SUMITOMO MITSUI FINANCIAL GROUP, INC.

GLOBAL SECURITY

5.796% Subordinated Callable Fixed-to-Floating Rate Notes due 2046

No. [ ]	U.S.$[ ]

CUSIP No. 86562MEB2

ISIN US86562MEB28

Common Code 310858773

Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated under the laws of Japan (the “Issuer”, which term includes any successor under the Indenture referred to on the reverse of this Security) for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [    ] U.S. Dollars on July 8, 2046 (the “Maturity Date”) and to pay interest thereon (i) from and including July 8, 2025 to but excluding July 8, 2045 (the “Reset Date”) (such period, the “Fixed Rate Period”), at a fixed rate per annum of 5.796%, semiannually in arrears on January 8 and July 8 of each year (each, a “Fixed Rate Period Interest Payment Date”), commencing January 8, 2026, and (ii) from and including the Reset Date to but excluding the Maturity Date (the “Floating Rate Period”), at a floating rate per annum, equal to Compounded Daily SOFR (as defined on the reverse of this Security) plus a margin (the “Margin”) of 1.78%, reset quarterly, quarterly in arrears on January 8, April 8, July 8 and October 8 of each year (subject to adjustments as set forth below) (each, a “Floating Rate Period Interest Payment Date” and together with the Fixed Rate Period Interest Payment Dates, the “Interest Payment Dates” and each an “Interest Payment Date”), commencing October 8, 2045, until the principal hereof is paid or made available for payment, all subject to and in accordance with the terms of the Indenture. The semiannual interest to be paid on the Securities during the Fixed Rate Period will amount to U.S.$28.98 per U.S.$1,000 in nominal amount of the Securities.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as of the close of business on the fifteenth day before the Interest Payment Date (whether or not a Business Day (as defined below)). If and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date (which date shall not be less than five Business Days prior to the date of payment of such defaulted interest), established by notice given by mail by or on behalf of the Issuer to the Holder of this Security not less than 15 days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Interest during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. During the Fixed Rate Period, the term “Business Day” means any day which is not a day on which banking institutions in The City of New York, London or Tokyo are authorized or required by law, regulation or executive order to close. If any payment is due on the Securities during the Fixed Rate Period on a day that is not a Business Day, payment will be made on the day that is the next succeeding Business Day without any additional interest as a result of such delay. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Securities or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next succeeding day that is a Business Day.

Interest during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. During the Floating Rate Period, the term “Business Day” means any day that is a U.S. Government Securities Business Day (as defined on the reverse of this Security) and that in The City of New York, London and Tokyo, is not a day on which banking institutions are authorized or required by law, regulation or executive order to close. If any Floating Rate Period Interest Payment Date (other than the Maturity Date or applicable redemption date as provided for on the reverse of this Security) falls on a day that is not a Business Day, such Floating Rate Period Interest Payment Date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day (and interest will continue to accrue to, but excluding, such succeeding Business Day), unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day (and interest will accrue to, but excluding, such preceding Business Day). If the Maturity Date or applicable redemption date as provided for on the reverse of this Security would fall on a day that is not a Business Day, then any interest, principal or Additional Amounts, if any, as the case may be, will be paid on the next succeeding Business Day, and no interest shall accrue from and after the Maturity Date or such redemption date.

As further described on the reverse of this Security, on each Interest Determination Date, the Calculation Agent (as defined on the reverse of this Security) will calculate the amount of accrued interest payable on this Security during the Floating Rate Period on the related Floating Rate Period Interest Payment Date by multiplying (i) the outstanding principal amount of this Security by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the number of days in the relevant Interest Period divided by 360 and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). Interest will be calculated per each $1,000 in nominal amount of the Securities and rounded to the nearest cent (half a cent being rounded upwards). In no event shall the rate of interest for this Security be less than 0% for any Interest Period.

The principal of, and interest and Additional Amounts on, the Securities will be payable in U.S. dollars. The Issuer will cause the Trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Issuer will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depository, and registered in the name of Cede & Co., a nominee of DTC. As Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred herein.

The Securities constitute the direct and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves, and rank at least equally and ratably with all indebtedness of the Issuer that is subordinated to Senior Indebtedness, as defined in the Indenture, and stand in priority to all of the Issuer’s perpetual subordinated indebtedness, including indebtedness in respect of preference or other shares of the Issuer or any other indebtedness that ranks, or is expressed to rank, pari passu with, or junior to, indebtedness of the Issuer in respect of perpetual subordinated indebtedness. The Securities may be redeemed prior to maturity only in the circumstances set forth on the reverse of this Security and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Security to be duly executed.

Date:     , 2025

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:
Name: [ ]
Title: [ ]

[Signature page to Global Security 21-year Subordinated Note No. [ ]]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Date: July 8, 2025

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

[Authentication Certificate: Global Security 21-year Subordinated Note No. [ ]]

[REVERSE OF SECURITY]

Sumitomo Mitsui Financial Group, Inc.

5.796% Subordinated Callable Fixed-to-Floating Rate Notes due 2046

This Security is one of a duly authorized issue of unsecured bonds, debentures, notes or other evidences of indebtedness of Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) organized under the laws of Japan (herein called the “Issuer”, which term includes any successor person under the Indenture hereinafter referred) designated as its 5.796% Subordinated Callable Fixed-to-Floating Rate Notes 2046 (herein called the “Securities”), issued under and pursuant to a subordinated indenture dated as of September 17, 2019, as supplemented by the First Supplemental Indenture dated as of July 8, 2025 (hereinafter called the “Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Calculation Agent, the Issuer and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, stated maturity (if any), interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. Dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made by wire transfer in immediately available funds in U.S. Dollars to a bank account in The City of New York designated by the Holder of this Registered Global Security. Otherwise, the principal amount of and interest on the Securities will be payable by wire transfer to the persons in whose names the Securities are registered as of the close of business on the record date which is at least five Business Days preceding the applicable Interest Payment Date (or the subsequent record date in the case of a defaulted interest payment) at the addresses of such persons as shall appear in the Security register of the Issuer; provided, however, that at the option of a Holder in whose name at least U.S.$1,000,000 principal amount of Securities are registered, all payments in respect of the Securities may be received by wire transfer in immediately available funds to a bank account in The City of New York designated by such Holder in a written notice received by the Trustee (a) in the case of an interest payment, prior to the record date which is at least five Business Days preceding the Interest Payment Date on which such payment is due and (b) in the case of payment of principal, prior to the record date which is at least five Business Days preceding the date of redemption or maturity, as the case may be; provided, however, that in the case of such a payment of principal, the Securities shall have been surrendered to the Trustee at the Corporate Trust Office of the Trustee or at any office or agency maintained by the Issuer for such purpose for payment together with such notice.

Compounded Daily SOFR

The term “Compounded Daily SOFR” means, in respect of each Interest Period, the rate of return on a daily compounded interest investment during the relevant SOFR Observation Period (with the daily SOFR reference rate as the reference rate for the calculation of interest) and will be determined by the Calculation Agent on the relevant Interest Determination Date in accordance with the following formula:

with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 per cent. being rounded upwards (e.g., 9.876541 per cent. (or 0.09876541) being rounded down to 9.87654 per cent. (or 0.0987654) and 9.876545 per cent. (or 0.09876545) being rounded up to 9.87655 per cent. (or 0.0987655)) and where:

“SOFRi” for any U.S. Government Securities Business Day “i” in the relevant SOFR Observation Period, is equal to the SOFR reference rate for that U.S. Government Securities Business Day “i”;

“d” means the number of calendar days in the relevant SOFR Observation Period;

“do” means the number of U.S. Government Securities Business Days in the relevant SOFR Observation Period;

“i” means a series of whole numbers ascending from one to do, representing each U.S. Government Securities Business Day in chronological order from (and including) the first U.S. Government Securities Business Day in the relevant SOFR Observation Period (each, a “U.S. Government Securities Business Day “i””);

“ni”, for any U.S. Government Securities Business Day “i”, means the number of calendar days from (and including) such U.S. Government Securities Business Day “i” up to (but excluding) the following U.S. Government Securities Business Day;

“Interest Determination Date” means the date that is five Business Days before the related Interest Payment Date;

“Interest Period” means each period beginning from (and including) the Reset Date, to (but excluding) the first Floating Rate Period Interest Payment Date, or from (and including) any Floating Rate Period Interest Payment Date to (but excluding) the next Floating Rate Period Interest Payment Date, or from (and including) any Floating Rate Period Interest Payment Date immediately preceding the applicable redemption date to (but excluding) such redemption date; provided, however, that, in the case of any Interest Period during which any Securities become due and payable on a date other than a Floating Rate Period Interest Payment Date, in respect of such Securities that become due and payable only, such Interest Period will end on (but exclude) such date on which such Securities have become due and payable;

“SOFR” means, in respect of a U.S. Government Securities Business Day, the reference rate determined by the Calculation Agent in accordance with the following provision:

(i)	the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day at the SOFR Determination Time on the SOFR Administrator’s Website; or

(ii)

if the reference rate specified in (i) above does not appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred, the Secured Overnight Financing Rate published on the SOFR Administrator’s Website for the most recent preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s Website;

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, or any successor source;

“SOFR Determination Time” means 3:00 p.m. (New York City time) on the immediately following U.S. Government Securities Business Day;

“SOFR Observation Period” means (i) in respect of each Interest Period, the period from, and including, the date five Business Days preceding the first date in such Interest Period to, but excluding, the date five Business Days preceding the Floating Rate Period Interest Payment Date for such Interest Period, and (ii) in respect of the payment of any interest in connection with any redemption of any Securities during the Floating Rate Period, the period from, and including, the date that is five Business Days preceding the first date in the Interest Period in which such redemption occurs to, but excluding, the date that is five Business Days before such redemption date; and

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or the Securities, if the Issuer or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded Daily SOFR or the then-current Benchmark (as defined below), then the benchmark replacement provisions set forth below (“Benchmark Transition Provisions”) will thereafter apply to all determinations of the rate of interest payable on the Securities during the Floating Rate Period.

For the avoidance of doubt, in accordance with the Benchmark Transition Provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each Interest Period on this Security during the Floating Rate Period will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the Margin.

The Bank of New York Mellon will serve as calculation agent (in such capacity together with any successor, the “Calculation Agent”) for the Securities. In the absence of gross negligence or willful default, the Calculation Agent’s determination of Compounded Daily SOFR and its calculation of the applicable interest rate for each Interest Period will be conclusive and binding on the Issuer and the Holders of the Securities. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Securities are held in global form. The Issuer has the right to remove the Calculation Agent at any time, which removal will take effect on the date of the appointment by the Issuer of a successor Calculation Agent.

Benchmark Transition

Notwithstanding anything to the contrary in the Indenture or the Securities, if the Issuer or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the-then current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities during the Floating Rate Period in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Issuer or its designee will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time without the consent of the Holders.

Any determination, decision or election that may be made by the Issuer or its designee pursuant to these Benchmark Transition Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection (i) will be conclusive and binding on the Issuer, the Trustee, the paying agent, the Calculation Agent and any other agents and the Holders of the Securities absent manifest error, (ii) if made by the Issuer, will be made in the Issuer’s sole discretion, (iii) if made by the Issuer’s designee, will be made after consultation with the Issuer, and the designee will not make any such determination, decision or election to which the Issuer objects and (iv) notwithstanding anything to the contrary in the Indenture or the Securities, shall become effective without consent from the Holders of the Securities or any other party.

Any determination, decision or election pursuant to these Benchmark Transition Provisions not made by the Issuer’s designee will be made by the Issuer on the basis as described above. The designee shall have no liability for not making any such determination, decision or election. In addition, the Issuer may designate an entity (which may be its affiliate) to make any determination, decision or election that the Issuer has the right to make in connection with the Benchmark Transition Provisions set forth herein.

The Issuer will promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the paying agent, the Calculation Agent and the Holders of the Securities; provided that failure to give such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

For purposes of these Benchmark Transition Provisions:

“Benchmark” means, initially, Compounded Daily SOFR; provided that if the Issuer or its designee determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded Daily SOFR (including any daily published component used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement;

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(i)	the sum of:

(a)

the alternate reference rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) for the Corresponding Tenor; and

(b)	the Benchmark Replacement Adjustment;

(ii)	the sum of:

(a)	the ISDA Fallback Rate; and

(b)	the Benchmark Replacement Adjustment; or

(iii)	the sum of:

(a)

the alternate reference rate that has been selected by the Issuer or its designee as the replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) for the applicable Corresponding Tenor giving due consideration to any industry-accepted reference rate as a replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) for U.S. dollar-denominated floating rate notes at such time; and

(b)	the Benchmark Replacement Adjustment;

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(i)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(iii)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (including any daily published component used in the calculation thereof) with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time;

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of “Interest Period,” changes to the timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) the Issuer or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its designee determines is reasonably practicable);

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(i)	in the case of sub-paragraph (i) or (ii) of the definition of “Benchmark Transition Event”, the later of:

(a)	the date of the public statement or publication of information referenced therein; and

(b)	the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(ii)	in the case of sub-paragraph (iii) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(i)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(iii)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative;

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark;

“designee” means a designee as selected and separately appointed by the Issuer in writing;

“ISDA Definitions” means the 2021 ISDA Interest Rate Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time;

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor;

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark (including any daily published component used in the calculation thereof) for the applicable tenor excluding the applicable ISDA Fallback Adjustment;

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Compounded Daily SOFR, the SOFR Determination Time, or (2) if the Benchmark is not the Compounded Daily SOFR, the time determined by the Issuer or its designee after giving effect to the Benchmark Replacement Conforming Changes;

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto; and

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

All payments of principal and interest in respect of the Securities will be made by the Issuer without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax (“Taxes”) unless such withholding or deduction is required by law. In such event, the Issuer shall pay to a Holder such additional amounts (“Additional Amounts”) as will result in the receipt by the Holder of such amounts as would have been received by it had no such withholding or deduction been required, except that no such Additional Amounts shall be payable with respect to any Securities under any of the following circumstances:

(i)

the Holder or beneficial owner of the Securities is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Taxes in respect of such Securities by reason of its (A) having some connection with Japan other than the mere holding of such Securities or (B) being a person having a special relationship with the Issuer as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (the “Special Taxation Measures Act” and, each such person, a “specially-related person of the Issuer”);

(ii)

the Holder or beneficial owner of the Securities would otherwise be exempt from any such withholding or deduction but fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Tax Exemption Application (as defined below) to the relevant paying agent to whom the relevant Securities are presented (where presentation is required), or whose Interest Recipient Information is not duly communicated through the relevant Participant (as defined below) and the relevant international Clearing Organization to such paying agent;

(iii)

the Holder or beneficial owner of the Securities is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) that complies with the requirement to provide Interest Recipient Information or to submit a Tax Exemption Application and (B) an individual resident of Japan or a Japanese corporation that duly notifies (directly or through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to withholding or deduction by the Issuer by reason of receipt by such individual resident of Japan or Japanese corporation of interest on the relevant Securities through a payment handling agent in Japan appointed by it);

(iv)

the withholding or deduction is imposed on a payment pursuant to European Council Directive 2003/48/EC or any other directive amending, supplementing or implementing such Directive, or any law implementing such directives;

(v)

the Securities are presented for payment (where presentation is required) more than 30 days after the day on which such payment on the Securities became due or after the full payment was provided for, whichever occurs later, except to the extent that the Holder thereof would have been entitled to Additional Amounts on presenting the same for payment on the last day of such period of 30 days;

(vi)

the withholding or deduction is imposed on a Holder or beneficial owner who could have avoided such withholding or deduction by presenting its Securities (where presentation is required) to another paying agent maintained by the Issuer;

(vii)

the Holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any Security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such Additional Amounts had it been the Holder of such Security; or

(viii)	any combination of the above.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted or published in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement.

Where Securities are held through a participant of an international Clearing Organization or a financial intermediary (each, a “Participant”), in order to receive payments free of withholding or deduction by the Issuer for or on account of Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Issuer) or (B) a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Act (a “Designated Financial Institution”), each such beneficial owner shall, at the time of entrusting a Participant with the custody of the relevant Securities, provide certain information prescribed by the Special Taxation Measures Act to enable the Participant to establish that such beneficial owner is exempted from the requirement for withholding or deduction of such Taxes (“Interest Recipient Information”), and advise the Participant if the beneficial owner ceases to be so exempted (including the case in which a beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of the Issuer).

Where Securities are not held through a Participant, in order to receive payments free of withholding or deduction by the Issuer for, or on account of, Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Issuer) or (B) a Designated Financial Institution, each such beneficial owner shall, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Tax Exemption Application”), in a form obtainable from the paying agent stating, inter alia, the name and address (and, if applicable, the Japanese individual or corporation ID number) of the beneficial owner, the title of the Securities, the relevant Interest Payment Date, the amount of interest and the fact that the beneficial owner is qualified to submit the Tax Exemption Application, together with documentary evidence regarding its identity and residence.

By subscribing to the Securities as part of the distribution by the underwriters under the applicable underwriting agreement, an investor shall be deemed to have represented that it is a beneficial owner who is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the Issuer or (ii) a Designated Financial Institution.

The Issuer shall make any required withholding or deduction and remit the full amount withheld or deducted to the Japanese taxing authority in accordance with applicable law. The Issuer shall use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so withheld or deducted from the Japanese taxing authority imposing such tax, duty, assessment or other governmental charge, and if certified copies are not available, the Issuer shall use reasonable efforts to obtain other evidence satisfactory to the Trustee, and the Trustee shall make such certified copies or other evidence available to the Holders or beneficial owners upon reasonable request to the Trustee.

If (i) subsequent to making a payment on this Security without withholding or deduction of Japanese taxes the Issuer is required to remit to the Japanese taxing authority any amount in respect of Japanese taxes that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to provide accurate Interest Recipient Information or to otherwise properly claim an exemption from Japanese taxes imposed with respect to such payment, and (ii) such beneficial owner would not have been entitled to receive Additional Amounts with respect to such payment had Japanese taxes been withheld from the payment when it was made, such beneficial owner (but not any subsequent beneficial owner of such Security) shall be required to reimburse the Issuer, in Japanese yen, for the amount remitted by the Issuer to the Japanese taxing authority.

The obligation to pay Additional Amounts with respect to any taxes, duties, assessments or other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal of or interest on this Security; provided that, except as otherwise set forth herein and in the Indenture, the Issuer shall pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the execution and enforcement of the Indenture or as a consequence of the initial issuance, execution, delivery or registration of this Security.

The Securities may be redeemed at the option of the Issuer and in its discretion, in whole, but not in part, subject to prior confirmation of the Financial Services Agency of Japan (the “FSA”) (if such confirmation is required under the Applicable Banking Regulations (as defined below)), on the Reset Date and on giving not less than 10 Business Days nor more than 60 days’ notice of redemption (which notice shall be irrevocable and, except as provided herein with respect to the period of minimum required notice, shall conform to all requirements with respect to such notice as set forth in the Indenture) to the Holders of the Securities, at a redemption price equal to 100% of the principal amount of the Securities together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any), to (but excluding) the date fixed for redemption.

The Securities may be redeemed at the option of the Issuer, in whole, but not in part, at any time, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Banking Regulations, on giving not less than 10 Business Days nor more than 60 days’ notice of redemption to the Holders of the Securities (which notice shall be irrevocable and, except as provided herein with respect to the period of minimum required notice, shall conform to all requirements with respect to such notice as set forth in the Indenture) at a redemption price equal to 100% of the principal amount of the Securities together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any) to (but excluding) the date fixed for redemption, if (i) the Issuer is or will be obliged to pay Additional Amounts with respect to the Securities as described above or (ii) there is more than an insubstantial risk that, for Japanese corporate tax purposes, any portion of the interest payable on the Securities is not or will not be deductible from the Issuer’s taxable income or is or will be required to be deducted from the amount to be excluded from the Issuer’s taxable gross receipts, in each case of (i) and (ii) above, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the original issuance of the Securities and such obligation cannot be avoided by the Issuer through the taking of reasonable measures available to the Issuer, provided that, in the case of (i) above, no such notice of redemption shall be given sooner than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment then due in respect of the Securities.

The Securities may be redeemed at the option of the Issuer, in whole, but not in part, at any time, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Banking Regulations, on giving not less than 10 Business Days nor more than 60 days’ notice of redemption to the Holders of the Securities (which notice shall be irrevocable and, except as provided herein with respect to the period of minimum required notice, shall conform to the requirements with respect to such notice set forth in the Indenture) at a redemption price equal to 100% of the principal amount of the Securities together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any) to (but excluding) the date fixed for redemption, if, as a result of any change in, or amendment to, the Applicable Banking Regulations, which change or amendment becomes effective on or after the issuance date of the Securities, the Issuer determines after consultation with the FSA that there is more than an insubstantial risk that the Securities will be fully excluded from the Issuer’s Tier 2 Capital under the applicable standards set forth in the Applicable Banking Regulations and such exclusion cannot be avoided by the Issuer through the taking of reasonable measures available to the Issuer.

“Tier 2 Capital” means, any and all items constituting Tier 2 capital as defined in the Applicable Banking Regulations.

“Applicable Banking Regulations” means, at any time, the capital adequacy regulations, public ministerial announcements, guidelines and policies then in effect of the FSA or other governmental authority that are applicable to the Issuer, including, without limitation, the Public Ministerial Announcement (kokuji (No. 20 of the FSA Public Ministerial Announcement of 2006, as amended)).

Upon the occurrence of a Non-Viability Event, the following will occur on the Write-Down Date (as defined below): (i) the full principal amount of the Security, except for principal that has become due and payable prior to the occurrence of the Non-Viability Event, will be permanently written down to zero and the Security will be canceled; and (ii) each Holder of the Security will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against the Issuer or the Trustee with respect to, the payment of principal of or interest on the Security (including Additional Amounts with respect thereto, if any), except for any payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of a Non-Viability Event (a “Write-Down”). A Write-Down shall happen automatically and without any additional action by the Issuer, the Trustee or the Holder or beneficial owner of the Securities. Each Holder and beneficial owner of a Security by its acceptance thereof, authorizes and directs the Trustee and the Agents on its behalf to take such action as may be necessary or appropriate to effectuate the Write-Down and appoints the Trustee as its attorney-in-fact for any and all such purposes.

A “Non-Viability Event” will be deemed to have occurred when the Prime Minister of Japan, following deliberation by Japan’s Financial Crisis Response Council pursuant to the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended) (the “Deposit Insurance Act”) confirms (nintei) that “specified Item 2 measures (tokutei dai nigo sochi),” which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (including any successor articles thereto), as then in effect, need to be applied to the Issuer under circumstances where the Issuer’s liabilities exceed or are likely to exceed its assets, or the Issuer has suspended or is likely to suspend payment of its obligations.

The Issuer’s obligations with respect to, and any claims for, the payment of principal of or interest on the Security (including Additional Amounts with respect thereto, if any), except for payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of a Non-Viability Event, will be suspended from the occurrence of such Non-Viability Event until the Write-Down Date.

The Issuer, the Trustee, the Agents and each Holder or beneficial owner of the Securities acknowledge that, following the receipt of a Write-Down Notice (as defined below) by DTC and the commencement of the Suspension Period, DTC will suspend all clearance and settlement of the Securities through DTC for the duration of the Suspension Period.

“Suspension Period” means the period commencing on the New York Banking Day immediately following the date on which the relevant Write-Down Notice is received by DTC (except that such period may commence on the second New York Banking Day immediately following the day on which the Write-Down Notice is received by DTC, if DTC so determines in its discretion in accordance with its rules and procedures) and ending on the Write-Down Date.

“New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

Any Holder of the Security by acceptance of the Security thereby agrees that if any payment on the Security is made to such Holder with respect to a payment obligation that did not become due and payable prior to the occurrence of a Non-Viability Event, then the payment of such amount shall be deemed null and void and such Holder shall be obliged to return the amount of such payment within 10 days after receiving notice of the payment.

Notwithstanding anything to the contrary in the Indenture or the Securities, upon the occurrence of a Non-Viability Event, (a) no Holder or beneficial owner shall have any rights whatsoever under the Indenture or this Security to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by a Holder or beneficial owner in such instruction or related to such instruction, any instruction previously given to the Trustee by such Holder or beneficial owner shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder or beneficial owner may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Issuer arising under, or in connection with, this Security and each Holder or beneficial owner of the Security will, by virtue of its holding of such Security, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder or beneficial owner will be entitled to make any claim in any bankruptcy, insolvency or liquidation proceedings involving the Issuer or have any ability to initiate or participate in any such proceedings or do so through a representative; provided that nothing in this paragraph will limit a Holder’s or beneficial owner’s rights with respect to payments of principal of or interest on the Security (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event.

The Issuer shall, on the date of or as soon as practicable after the occurrence of the Non-Viability Event, deliver written notice to Holders and beneficial owners of the Securities through DTC and to the Trustee and the Agents (a “Write-Down Notice”) confirming the occurrence of such Non-Viability Event and specifying the date on which the Write-Down of the Securities shall become effective (the “Write-Down Date”), which date shall be determined by the Issuer in consultation with the FSA and any other applicable supervisory authorities and will be no less than one and no more than ten Business Days following the date of the Write-Down Notice. Any failure or delay by the Issuer to deliver a Write-Down Notice will not change or delay the effect of the occurrence of a Non-Viability Event on the Issuer’s payment and other obligations under such Securities.

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The security registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Issuer will treat the registered Holder of a Security as the owner of that Security for all purposes, except as described above.

The indebtedness evidenced by this Security is, to the extent provided in Article 12 of the Indenture, subordinate and subject in right of payment to the prior payment in full of Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Such provisions include an agreement by the Holder of this Security that (i) if any payment on this Security is made to such Holder with respect to a payment obligation that did not become due and payable prior to the occurrence of a Subordination Event and the amount of such payment shall exceed the amount, if any, that should have been paid to such Holder upon the proper application of the subordination provisions of this Security, the payment of such excess amount shall be deemed null and void and such Holder shall be obligated to return the amount of the excess payment within 10 days after receiving notice of the excess payment and (ii) upon the occurrence of a Subordination Event and so long as such Subordination Event shall continue (and in the case of civil rehabilitation proceedings, so long as neither a Summary Rehabilitation Order nor Consent Rehabilitation Order shall have been issued), such Holder shall not be entitled to exercise any right to set off any liabilities of the Issuer under this Security (except for such amounts which have become due and payable other than by way of acceleration, prior to the occurrence of the Subordination Event) against any liabilities of such Holder owed to the Issuer unless and until the Conditions for Payment (as defined in the Indenture) corresponding to the Subordination Event shall have been fulfilled. Each Holder of this Security, accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on behalf of such Holders to take such action as may be necessary or provided pursuant to the Indenture and (c) appoints the Trustee as such Holder’s attorney-in-fact for any and all such purposes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class). The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the person in whose name this Security is registered upon the Security register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer nor the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, as herein prescribed. For the avoidance of doubt, nothing in the immediately preceding sentence shall be construed to impair the effectiveness of the subordination provisions or non-viability loss absorption provisions set forth in the Indenture or the Securities.

This Security is governed by and shall be construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.